Exhibit 2.2

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 4, 2021, by and among: (i) Exact Sciences Corporation, a Delaware corporation (“Parent”); (ii) Eagle Merger Sub I, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Parent (“First Merger Sub”); (iii) Eagle Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of Parent (“Second Merger Sub” and with First Merger Sub, each a “Merger Sub” and together, the “Merger Subs”); (iv) Thrive Earlier Detection Corp., a Delaware corporation (the “Company”); and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Representative. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

A.       Parent, the Merger Subs, the Company and the Representative entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified prior to the date hereof in accordance with the terms therein, the “Merger Agreement”), dated as of October 26, 2020, pursuant to which, among other things: (i) the Company, Parent and First Merger Sub intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”), on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) promptly following the First Merger and as part of the same overall transaction, the Company, Parent and Second Merger Sub intend to effect a merger of the Company with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”) in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”).

B.        Section 9.10 of the Merger Agreement provides that the Merger Agreement (i) may be amended with the approval of the respective boards of directors of the parties at any time prior to the Closing Date, subject to the further approval of the Company Stockholders to the extent required by applicable Law, and (ii) may not be amended except by an instrument in writing signed on behalf of each of Parent, the Merger Subs, the Company and the Representative.

C.       The Key Stockholders delivered to Parent and the Company the Stockholder Written Consent and the Key Stockholder Support Agreements concurrently with the execution of the Merger Agreement, and the Stockholder Written Consent provided that it became effective immediately following the signing of the Merger Agreement.

D.       The Key Stockholder Support Agreements and Stockholder Support Agreements provided a proxy to Parent to vote at any meeting of the Company Stockholders or to execute a written or electronic consent in lieu thereof in favor of the approval and adoption of the Merger Agreement (including, for purposes of the proxy described therein, as it may be modified or amended from time to time).

E.        The parties hereto desire to amend the terms of the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

2

1.              Amendment to Merger Agreement. Section 7.1(a)(iv) is hereby amended and restated in its entirety as follows:

(iv)	(A) any Company Debt to the extent unpaid as of Closing and not included in the Net Closing Cash Adjustment Amount; and (B) any “Success Payment” Liability actually payable pursuant to, and as defined in, the JHU License Agreement (as such agreement is in existence on the Closing Date), to the extent unpaid as of Closing and not included in the Net Closing Cash Adjustment Amount, whether payable by the Company Group or its successors (including the Surviving Entity) prior to or after Closing;

2.              Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

3.              Full Force and Effect. Except as expressly amended hereby, each term, provision, exhibit and schedule of the Merger Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the parties hereto. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties to the Merger Agreement, nor constitute a waiver of any provision of the Merger Agreement (or an agreement to agree to any future amendment, waiver or consent).

4.              Counterparts; Electronic Delivery. This Amendment may be executed in one or more counterparts (including by means of fax, email, Portable Document Format (PDF) file, Joint Photographic Experts Group (JPEG) file or other electronic transmissions), each of which shall be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party shall raise the use of fax, email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of fax, email, PDF, JPEG or other electronic transmission as a defense to the formation or enforceability of this Amendment, and each party forever waives any such defense.

5.              Additional Miscellaneous Terms. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Rest of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Parent:

EXACT SCIENCES CORPORATION

By:	/s/ Kevin T. Conroy
Name:	Kevin T. Conroy
Title:	President and Chief Executive Officer

First Merger Sub:

EAGLE MERGER SUB I, INC.

By:	/s/ Kevin T. Conroy
Name:	Kevin T. Conroy
Title:	President and Chief Executive Officer

Second Merger Sub:

EAGLE MERGER SUB II, LLC

By: Exact Sciences Corporation, its Sole Member

By:	/s/ Kevin T. Conroy
Name:	Kevin T. Conroy
Title:	President and Chief Executive Officer

Company:

THRIVE EARLIER DETECTION CORP.

By:	/s/ David Daly
Name:	David Daly
Title:	President and Chief Executive Officer

Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Kip Wallen
Name:	Kip Wallen
Title:	Director

[Signature Page to Second Amendment to Agreement and Plan of Merger]